Exhibit (m)(2)

SCHEDULE A

As last revised April 12, 2019

to the

ADVISORSHARES TRUST

DISTRIBUTION PLAN

Dated June 2, 2009

Funds

AdvisorShares Dorsey Wright ADR ETF

AdvisorShares Ranger Equity Bear ETF

AdvisorShares FolioBeyond Smart Core Bond ETF

AdvisorShares DoubleLine Value Equity ETF

AdvisorShares STAR Global Buy-Write ETF

AdvisorShares Newfleet Multi-Sector Income ETF

AdvisorShares Sage Core Reserves ETF

AdvisorShares Treesdale Rising Rates ETF

AdvisorShares Pacific Asset Enhanced Floating Rate ETF

AdvisorShares Cornerstone Small Cap ETF

AdvisorShares Focused Equity ETF

AdvisorShares New Tech and Media ETF

AdvisorShares Vice ETF

AdvisorShares Dorsey Wright Micro-Cap ETF

AdvisorShares Dorsey Wright Short ETF

AdvisorShares Sabretooth ETF

AdvisorShares Pure Cannabis ETF

Distribution Fees

Distribution Services twenty-five basis points (0.25%)

Calculation of Fees

Distribution fees are based on a percentage of each Fund’s average daily net assets.